SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                 FORM 10-KSB/A

                 ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


          For the fiscal year ended:                Commission File No.:
               June 30, 1997                             000-28198

                             ----------------------

                  CONVERSION TECHNOLOGIES INTERNATIONAL, INC.
       (Exact name of Small Business Issuer as specified in its charter)

          Delaware                                       13-3754366
          (State or other jurisdiction of           (I.R.S. Employer
          incorporation or organization)               I.D. Number)


          3452 Lake Lynda Drive
          Orlando, Florida                               32817
          (Address of principal executive offices)  (Zip Code)

                                 (407) 207-5900
                 (Issuer's telephone number including area code)

                            -------------------------

       Securities registered under Section 12(b) of the Exchange Act: None

         Securities registered under Section 12(g) of the Exchange Act:

  Common Stock, Redeemable Class A Warrants and Redeemable Class B Warrants

Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for past 90 days.

                         Yes X        No
                            -----       -----

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.
                               -------

Issuer's revenues for the fiscal year ended June 30, 1997 were $1,429,008.

The aggregate market value of voting stock held by non-affiliates of registrant was $11,941,310 as of September 19, 1997, based on the average of the closing bid and closing ask price of the Common Stock on the Nasdaq SmallCap Market on such date, and assuming the conversion of all outstanding shares of Series A Convertible Preferred Stock held by non-affiliates of registrant into Common Stock.

As of September 19, 1997, the issuer had outstanding 5,539,745 shares of Common Stock, $.00025 par value.

                                EXPLANATORY NOTE

Conversion Technologies International, Inc. (the "Company") hereby amends Items 9, 10, 11 and 12 of Part III of its Annual Report on Form 10-KSB, which was filed with the Securities and Exchange Commission on September 29, 1997, by including the disclosures set forth herein.

Item 9. Section 16(a) Beneficial Ownership Reporting Compliance
        -------------------------------------------------------

Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who are beneficial owners of ten percent or more of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission. Such officers, directors and beneficial owners are required by applicable regulations to provide to the Company copies of all forms they file under Section 16(a).

Based solely upon a review of the copies of forms furnished to the Company, and written representations from certain reporting persons, the Company believes that during the fiscal year ended June 30, 1997, all filing requirements applicable to its officers, directors and ten percent beneficial owners were complied with except that Donald R. Kendall, Jr., a former director of the Company, filed a Form 5 on August 25, 1997 which was required to be filed on August 14, 1997.

Item 10. Executive Compensation
         ----------------------

The following table sets forth a summary of the  compensation  earned by Eckardt
C. Beck, the Company's Chairman who served as Acting Chief Executive Officer from June 1997 to August 1997, Harvey Goldman, the Company's former Vice-Chairman, President and Chief Executive Officer, and Perry A. Pappas, the Company's former Vice President and General Counsel (collectively, the "Named Executive Officers") for services rendered in all capacities to the

Company during the Company's fiscal years ended June 30, 1995, 1996 and 1997. No other executive officer of the Company received salary and bonus compensation in excess of $100,000 during the fiscal year ended June 30, 1997 (sometimes referred to herein as "Fiscal Year 1997"). William L. Amt, the Company's current President and Chief Executive Officer and Jack D. Hays, Jr., the Company's current Executive Vice President - Operations and Marketing and Secretary are not included below because their employment began after Fiscal Year 1997.

                           Summary Compensation Table

                                                                  Annual
                                                                Compensation              Long-Term Compensation
                                                                ------------              ----------------------

                                                                                      Restricted        Securities
                                                                                        Stock           Underlying
Name and Principal Position                                     Year    Salary($)      Awards($)       Options/SARs(#)
--------------------------------------------------------------  ----    ----------    ----------      ----------------

Eckardt C. Beck ..............................................   1997   $ 48,000(1)                      10,121(2)
Chairman and Acting President and Chief Executive Officer from   1996   $ 12,000                          1,217
June 1997 to August 1997 .....................................   1995

Harvey Goldman ...............................................   1997   $168,750(3)   $260,000(4)        40,000(5)
Former Vice - Chairman, President and Chief Executive Officer    1996   $180,000                         50,000(6)
                                                                 1995   $180,000

Perry A. Pappas ..............................................   1997   $119,790      $ 32,500(7)        15,000(8)
Former Vice President, General Counsel and Secretary             1996   $104,167                         21,923
                                                                 1995

-----------

(1) Mr. Beck became Chairman in February 1997 and served as Acting President and Chief Executive Officer from June 1997 to August 1997. Compensation represents consulting fees pursuant to his Consulting Agreement with the Company. See "Certain Relationships and Related Transactions." Mr. Beck currently receives $8,000 per month under the Consulting Agreement.

(2) Granted in July and October 1996 pursuant to the Company's Non-Employee Director Stock Option Plan. All options vest one year from grant date.

(3) Mr. Goldman ceased being an officer of the Company in June 1997. He is currently a Consultant to the Company and receives $10,000 per month under such Consulting Agreement through June 1998. See "Certain Relationships and Related Transactions."

(4) Granted in October 1996 pursuant to the Company's Long-Term Employee Incentive Plan. The shares vest in January 1998 and had a market value of $130,000 on June 30, 1997. The shares are entitled to receive dividends if and when declared by the Company. Mr. Goldman does not hold any other restricted stock in the Company.

(5) Incentive Stock Options granted in October 1996 pursuant to the Company's Employee Stock Option Plan. The options have terminated.

(6) Non-qualified stock options granted in April 1996. The options have terminated.

                                      -3-

(7) Granted in October 1996 pursuant to the Company's Long-Term Employee Incentive Plan. The shares vest in January 1998 and had a market value of $16,250 on June 30, 1997. The shares are entitled to receive dividends if and when declared by the Company. Mr. Pappas does not hold any other restricted stock in the Company.

(8) Incentive Stock Options granted in October 1996 pursuant to the Company's Employee Stock Option Plan. The options have an exercise price of $4.40 per share and are fully vested.

Option Grants in Fiscal Year 1997
---------------------------------

The following table sets forth the number of individual stock option grants made to each Named Executive Officer during Fiscal Year 1997.

                            Number of    Percent of Total
                            Securities    Options/SARS
                            Underlying     Granted to       Exercise or
                           Options/SARs   Employees in      Base Price
          Name              Granted(#)    Fiscal Year(1)    ($/sh)       Expiration Date
-------------------------  ------------  ----------------   -----------  ---------------

Eckardt C. Beck..........      121(2)          *            $4.40            7/1/06
                            10,000(3)         5.1%          $5.00           10/15/06
Harvey Goldman...........   40,000(4)        20.5%          $4.40
Perry A. Pappas..........   15,000(5)         7.7%          $4.40            7/23/03

-----------

*    Less than one percent.

(1) The Company granted options to purchase an aggregate of 155,347 shares of Common Stock during Fiscal Year 1997.

(2) Granted on July 1, 1996 pursuant to the Company's Stock Option Plan for Non-Employee Directors. These options vested on July 1, 1997.

(3) Granted on October 15, 1996 pursuant to the Company's Stock Option Plan for Non-Employee Directors. These options vested on October 15, 1997.

(4) Non-qualified Options granted outside of the Company's Employee Stock Option Plan. Mr. Goldman's options have terminated.

(5) Incentive Stock Options granted pursuant to the Company's Employee Stock Option Plan. All options were vested in July 1997.


Aggregated  Options/SAR Exercises in Last
Fiscal Year and Year End Option Values
-----------------------------------------

The following table sets forth the aggregate value of unexercised options to acquire shares of the Company's Common Stock by the Named Executive Officers exercised during Fiscal Year 1997. None of the Named Executive Officers exercised options during Fiscal Year 1997.

                                                      Number of
                                                      Unexercised           Value of Unexercised In-the
                                                     Options at FY-            Money Options at FY-
                                                       End(#)                       End($)(1)
                                                 -------------------       ----------------------------

                                                     Exercisable/                 Exercisable/
                    Name                            Unexercisable                Unexercisable
-----------------------------------------        -------------------       ----------------------------

Eckardt C. Beck..........................            1,338/10,000                  $0/$0
Harvey Goldman...........................                0/0                       $0/$0
Perry A. Pappas..........................            7,308/29,615                  $0/$0


(1) Calculated based on the difference between the exercise price and the price of a share of the Company's Common Stock on June 30, 1997. As of June 30, 1997, the exercise prices of each of the options held by the Named Executive Officers exceeded the price of a share of the Company's Common Stock.

Compensation of Directors
-------------------------

In Fiscal Year 1997, Directors who were full-time employees of the Company received no cash compensation for services rendered as members of the Board of Directors (the "Board") or committees thereof. Directors who were not full-time employees of the Company received reimbursement of out-of-pocket expenses for attendance at Board meetings. The Company maintains a Stock Option Plan for Non-Employee Directors, pursuant to which options to purchase an aggregate of 50,847 shares of Common Stock were issued during Fiscal Year 1997. Such options vest one year from the date of grant and contain exercise prices of between $3.125 and $5.00 per share. Non-Employee directors received no other compensation for their services as directors for Fiscal Year 1997.

The Company entered into a Consulting Agreement with Eckardt C. Beck in March 1995, which was amended in February 1997 and August 1997. Pursuant to the Consulting Agreement, Mr. Beck has agreed to, among other things, assist the Company in strategic planning, business development, investor relations, fund raising and such other activities as shall be reasonably requested by the Board and within Mr. Beck's areas of expertise. Mr. Beck will receive a monthly consulting fee of $8,000 pursuant to the Consulting Agreement until its expiration in August 2000.

Employment Contracts and Employment Termination Arrangements
------------------------------------------------------------

William L. Amt is employed with the Company under a one-year employment agreement, which provides for automatic one-year renewal options unless contrary written notice is given by either party. Under the terms of the employment agreement, which includes confidentiality and non-competition provisions, Mr. Amt receives an annual salary of $160,000, subject to increase at the discretion of the Board. Mr. Amt will not receive an annual bonus or an incentive bonus, except as may be provided by the Board. Both the Company and Mr. Amt may terminate the employment agreement at any time by providing written notice to the other party. If the termination is initiated by the Company without cause, Mr. Amt is entitled to receive severance in the amount of one years' salary. Mr. Amt has also been granted incentive stock options to purchase 300,000 shares of Common Stock at an exercise price of $1.375 per share. Twenty percent (20%) of such options were vested immediately and twenty percent (20%) of such options will vest on the first, second, third and fourth anniversary of the date of issuance.

Jack D. Hays, Jr. is employed with the Company under a one-year employment agreement, which provides for automatic one-year renewal options unless contrary written notice is given by either party. Under the terms of the employment agreement, which includes confidentiality and non-competition provisions, Mr. Hays receives an annual salary of $125,000, subject to increase at the discretion of the Board. Mr. Hays will not receive an annual bonus or an incentive bonus, except as may be provided by the Board. Both the Company and Mr. Hays may terminate the employment agreement at any time by providing written notice to the other party. If the termination is initiated by the Company without cause, Mr. Hays is entitled to receive severance in the amount of one years' salary. Mr. Hays has also been granted incentive stock options to purchase 100,000 shares of Common Stock at an exercise price of $1 5/8 per share. Twenty percent (20%) of such options were vested upon issuance and twenty percent (20%) of such options vest on the first, second, third and fourth anniversary of the date of issuance.

Richard H. Hughes is employed with the Company under a one-year employment agreement, which provides for automatic one-year renewal options unless contrary written notice is given by either party. Under the terms of the employment agreement, which includes confidentiality and non-competition provisions, Mr. Hughes receives an annual salary of $90,000, subject to increase at the discretion of the Board. Mr. Hughes will not receive an annual bonus or an incentive bonus, except as may be provided by the Board. Both the Company and Mr. Hughes may terminate the employment agreement at any time by providing written notice to the other party. If the termination is initiated by the Company without cause, Mr. Hughes is entitled to receive severance in the amount of one years' salary. Mr. Hays has also been granted incentive stock options to purchase 75,000 shares of Common Stock at an exercise price of $1 5/8 per share. Twenty percent (20%) of such options were vested upon issuance and twenty percent (20%) of such options vest on the first, second, third and fourth anniversary of the date of issuance.

In June 1997, the Company entered into a Consulting Agreement with Harvey Goldman, former Vice-Chairman, President and Chief Executive Officer of the Company, which terminates his prior employment agreement with the Company and contains mutual releases for any claims under such prior agreement. Mr. Goldman is entitled to receive a monthly consulting fee of $10,000 pursuant to the Consulting Agreement through June 1998. In the event that the Company fails to pay the consideration due under the Consulting Agreement, Mr. Goldman retains all rights that he had under his prior agreement with respect to termination.

Item 11. Security Ownership of Certain Beneficial Owners and Management
         -------------------------------------------------------------

The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock and Series A Convertible Preferred Stock (the "Convertible Preferred Stock") as of September 30, 1997 by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock or Convertible Preferred Stock of the Company, (ii) each of the Company's directors, (iii) each of the Company's Named Executive Officers (defined herein), and (iv) all directors and executive officers of the Company as a group. Holders of the Convertible Preferred Stock are entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock are convertible, and are entitled to vote together with the holders of the Common Stock. Accordingly, the information in the table below reflects ownership by the above individuals of each of the Company's Common Stock assuming the conversion of all outstanding shares of the Convertible Preferred Stock and the Convertible Preferred Stock separately. At September 30, 1997 each share of Convertible Preferred Stock was convertible into eight shares of Common Stock.


                                                                     Percentage
                                        Number of                       of
                                          Shares                     Convertible
                                       Beneficially  Percentage of   Preferred
Name of Beneficial Owner (1)              Owned(2)   Voting Power(3) Stock(4)
----------------------------           ------------  --------------- -----------


Eckardt C. Beck (5)....................   165,171           1.9           2.4
William L. Amt (6).....................    60,000             *             -
Peter H. Gardner (7)...................   747,486           8.2           7.6
Alexander P. Haig (8)..................     9,992             *             -
Scott A. Katzmann (9)..................    50,950             *             -
Douglas M. Costle .....................         -             *             -
Stephen D. Fish........................   160,000           1.8           4.8
Irwin M. Rosenthal (10)................     5,121             *             -
Jack D. Hays, Jr. (11).................    20,000             *             -
Richard H. Hughes (12).................    15,000             *             -
Technology Funding Venture Partners
  V, An Aggressive Growth Fund,
  L.P. (13)............................   747,486           8.2           7.6
All officers and directors as a
  group(11 persons) (14)............... 1,244,785          13.4          14.8
Harvey Goldman (15)....................   185,964           2.1             -
Perry A. Pappas (16)...................    66,923             *             -
The Aries Trust .......................   528,000           6.0          15.9
Aries Domestic Fund, L.P. .............   272,000           3.1           8.2
Porter Partners, L.P. .................   320,000           3.6           9.7
P.A.W. Offshore Fund, Ltd. ............   400,000           4.5          12.1
J.F. Shea Co., Inc. a Nominee 1977-44..   240,000           2.7           7.2
Pequot Scot Fund, LP ..................   180,000           2.0           5.4

-----------

*    Less than one percent.

(1) Unless otherwise indicated and subject to applicable community property laws, each stockholder has sole voting and investment power with respect to all shares of Common Stock beneficially owned by such stockholder. Unless otherwise indicated, the address of each stockholder is c/o Conversion Technologies International, Inc., 3452 Lake Lynda Drive, Suite 280, Orlando, Florida 32817.

(2) The number of shares beneficially owned by each person named in the table consists of the number of shares held by each individual of (i) the Company's Common Stock; (ii) the Company's Preferred Stock, as converted into Common Stock; and (iii) Common Stock subject to options or warrants that are presently exercisable or exercisable within 60 days of September 30, 1997.

(3) Applicable percentage of voting power is based on the 8,855,745 shares of Common Stock entitled to vote at the Meeting. That number is comprised of 5,539,745 outstanding shares of Common Stock and 3,316,000 shares of Common Stock issuable upon conversion of 414,500 outstanding shares of Convertible Preferred Stock. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(4) Applicable percentage of ownership is based on 3,316,000 shares of Common Stock issuable upon conversion of the 414,500 shares of Convertible Preferred Stock outstanding as of September 30, 1997.

(5) Includes currently exercisable options to purchase 61,338 shares of Common Stock. Also includes options to purchase 10,000 shares of Common Stock which are exercisable within 60 days. Excludes options to purchase 240,000 shares of Common Stock which are not exercisable within 60 days. The address of such stockholder is 6345 NW 26th Terrace, Boca Raton, Florida 33496.

(6) Includes currently exercisable options to purchase 60,000 shares of Common Stock. Excludes options to purchase 240,000 shares of Common Stock which are not exercisable within 60 days.

(7) Includes securities beneficially owned by Technology Funding Partners III, L.P. ("TFP III") and Technology Funding Partners V, An Aggressive Growth Fund, L.P. ("TFVP V") (as detailed in footnote 13 to this table). Mr. Gardner is an Investment Officer at Technology Funding, Inc. ("TFI") and the Managing General Partner of TFP III and TFVP V.

     Mr. Gardner disclaims beneficial ownership of all securities of the Company owned by TFP III and TFVP V. Includes currently exercisable options to purchase 11,338 shares of Common Stock. Also includes options to purchase 4,000 shares of Common Stock which are exercisable within 60 days. Excludes options to purchase 16,000 shares of Common Stock which are not exercisable within 60 days. The address of such stockholder is c/o Technology Funding Inc., 2000 Alameda de las Pulgas, San Mateo, California 94403.

(8) Includes currently exercisable options to purchase 121 shares of Common Stock. Also includes options to purchase 5,000 shares of Common Stock which are exercisable within 60 days.

(9) Includes currently exercisable options and warrants to purchase 24,771 shares of Common Stock and 12,179 Escrow Shares beneficially owned by Scott
     A. Katzmann. Also includes options to purchase 14,000 shares of Common Stock which are exercisable within 60 days. Excludes options to purchase 16,000 shares of Common Stock which are not exercisable within 60 days.

(10) Includes currently exercisable options to purchase 121 shares of Common Stock. Also includes options to purchase 5,000 shares of Common Stock which are exercisable within 60 days.

(11) Includes currently exercisable options to purchase 20,000 shares of Common Stock. Excludes options to purchase 80,000 shares of Common Stock which are not exercisable within 60 days.

(12) Includes currently exercisable options to purchase 15,000 shares of Common Stock. Excludes options to purchase 60,000 shares of Common Stock which are not exercisable within 60 days.

(13) Includes (i) 207,547 shares of Common Stock, (ii) 7,875 shares of Convertible Preferred Stock, (iii) warrants, exercisable within 60 days, to purchase 84,027 shares of Common Stock, (iv) 69,180 shares of Common Stock and 23,625 shares of Convertible Preferred Stock held by TFP III and (v) warrants, exercisable within 60 days, to purchase 119,384 shares of Common Stock held by TFP III. Includes currently exercisable options issued to Peter Gardner to purchase 11,338 shares of Common Stock. Also includes options to purchase 4,000 shares of Common Stock which are exercisable within 60 days. Excludes options issued to Peter Gardner to purchase 16,000 shares of Common Stock which are not exercisable within 60 days. Excludes warrants to purchase (i) 2,104 shares of Common Stock held by TFVP V and
     (ii) 680 shares of Common Stock held by TFP III, in each case, which are not exercisable within 60 days.

(14) Calculation does not include securities held by Mr. Goldman or Mr. Pappas who are no longer directors or officers of the Company.

(15) Includes currently exercisable warrants to purchase 5,239 shares of Common Stock. Mr. Goldman is no longer an officer or director of the Company. (See "Certain Relationships and Related Transactions Consulting Agreements").

(16) Includes currently exercisable options to purchase 56,923 shares of Common Stock. Mr. Pappas is no longer an officer of the Company.


Item 12. Certain Relationships and Related Transactions
         ----------------------------------------------

Employment Agreements
---------------------

The Company has entered into employment agreements with William L. Amt, who became President and Chief Executive Officer in August 1997, Jack D, Hays, Jr., who became Executive Vice President - Operations and Marketing and Secretary of the Company in July 1997, and Richard H. Hughes, who also became Vice President
- Sales and Marketing of the Company in July 1997. See "Executive Compensation - Employment Contracts and Employment Termination Arrangements."

Consulting Agreements
---------------------

In March 1995, the Company entered into a Consulting Agreement with Eckardt C. Beck. The Consulting Agreement was amended in February and August 1997. Pursuant to the Consulting Agreement, Mr. Beck has agreed to, among other things, assist the Company in strategic planning, business development, investor relations, fund raising and such other activities as shall be reasonably requested by the Board and within Mr. Beck's areas of expertise. Mr. Beck will receive a monthly consulting fee of $8,000 pursuant to the Consulting Agreement until its expiration in August 2000.

In May 1995, the Company entered into a consulting agreement with TFP III and TFP V (the "TFI Consulting Agreement"). Pursuant to the TFI Consulting Agreement, the consultants agreed to, among other things, introduce the Company to strategic partners and potential customers, provide strategic marketing advice, identify complementary technologies with strategic synergies, and identify and assist in procuring appropriate media channels for the Company's products. As compensation for their services, the consultants received warrants which were amended in May 1996 to become warrants to purchase 69,177 shares of the Company's common stock, at an exercise price of $5.28 per share. Peter H. Gardner, a director of the Company, is an Investment Officer at TFI, the Managing General Partner of TFP III and TFVP V, and serves as TFI's designee on the Board.

In  July  1995,  the  Company  entered  into a  Project  Development  Assistance
Agreement with TFI (the "TFI Assistance Agreement"). Pursuant to the TFI Assistance Agreement, certain designated principals of TFI will, among other things, assist the Company in project development efforts both in the United States and abroad by identifying potential strategic partners, assisting in obtaining regulatory approvals and providing regulatory guidance and otherwise facilitating project development activities. The Company will pay to TFI or its designees a success fee of $75,000 for completed projects and a fee of 7% on any funds invested in the Company by a strategic partner introduced by TFI (together with warrants to purchase that number of shares of Common Stock of the Company as is equal to 5% of the amount invested divided by the Common Stock share purchase price, at an exercise price equal to 110% of such purchase price). The term of the TFI Assistance Agreement is one year, subject to renewal, cancelable by either party upon 30 days' prior written notice.

In June 1997, the Company entered into a Consulting Agreement with Harvey Goldman, former Vice-Chairman, President and Chief Executive Officer of the Company, which terminates his prior employment agreement with the Company and contains mutual releases for claims under such prior agreement. Pursuant to the Consulting Agreement, Mr. Goldman has agreed to, among other things, assist the Company in project development, strategic planning and such other activities as shall be reasonably requested by the Board of Directors and within Mr. Goldman's areas of expertise. Mr. Goldman is entitled to receive a monthly consulting fee of $10,000 per month for nine months terminating with the final payment due in June 1998.

Series A Convertible Preferred Stock
------------------------------------

On September 5, 1997, the Company closed on the second tranch of a private placement of the Company's Convertible Preferred Stock (the "Convertible Preferred Stock Private Placement"). The placement agent (the "Placement Agent") for the Convertible Preferred Stock Private Placement has received an aggregate placement fee to date of $373,050, which represents 9% of the aggregate gross proceeds, and an expense allowance of $165,800 which represents 4% of the aggregate gross proceeds. In addition, upon the closing of the Convertible
Preferred Stock Private Placement, the Company will grant to the Placement Agent, and/or its designees, warrants to purchase Convertible Preferred Stock equal to 10% of the total number of shares of Convertible Preferred Stock sold in the Convertible Preferred Stock Private Placement at an exercise price equal to 110% of the offering price of the Convertible Preferred Stock. The warrant(s) to be issued upon the closing of the Convertible Preferred Stock Private
Placement are exercisable for ten years commencing six months from the final closing of the Convertible Preferred Stock Private Placement. The warrants contain certain antidilution and registration rights provisions. Scott A. Katzmann, a director of the Company, is a Managing Director of the Placement Agent.

Prior Preferred Stock Placement
-------------------------------

Between August 1994 and May 1995, Paramount Capital, Inc. ("Paramount") acted as placement agent in connection with the private placement of a prior series of Preferred Stock (the "Old Preferred Shares"). Paramount received $632,250 in commissions and a non-accountable expense allowance of $281,000 in consideration of its services as placement agent. In addition, designees of Paramount received, as additional compensation, warrants to purchase an aggregate of 281,000 Old Preferred Shares, at an exercise price of $2.75 per share, exercisable for a period of 10 years following the closing of the offering. Such warrants were amended and restated in May 1996 to be warrants to purchase 97,185 shares of Common Stock at an exercise price of $4.84 per share. In connection with this private placement, until November 1997, Paramountwill be entitled to receive a placement fee of 9%, plus a 4% expense allowance, on any investments received by the Company from investors or corporate partners (excluding project finance investors) that were introduced to the Company by Paramount. Scott A. Katzmann, a director of the Company, is a Managing Director of Paramount.

Lindsay A. Rosenwald, M.D., is the President, Chairman and sole stockholder, and Peter Kash is a Managing Director, of Paramount. In connection with the private placement of Old Series A Shares, Dr. Rosenwald and Mr. Kash received warrants to purchase shares of Old Series A Shares, which currently represent warrants to purchase 34,353 and 4,788 shares of Common Stock, respectively.

Bridge Loans
------------

In connection with a bridge financing in 1994 (the "1994 Financing"), designees of Paramount received warrants to purchase an aggregate of 7,307 shares of Common Stock with an initial per share exercise price equal to $13.55. Such warrants were amended and restated in May 1996 to become exercisable for 20,750 shares of Common Stock at an exercise price of $4.77 per share. Such warrants include warrants to purchase 10,374 shares of Common Stock issued to Dr. Rosenwald and warrants to purchase 4,671 shares of Common Stock issued to Mr. Kash.

In September, October and November 1995, the Company borrowed an aggregate of $650,000 from stockholders of the Company or their affiliates for working capital. Of such amount, an aggregate of $250,000 was provided by TFP III and TFVP V, and an aggregate of $200,000 was provided by Aries Domestic Fund, L.P. and The Aries Trust (collectively, the "Aries Funds"), two funds for which Paramount Capital Asset Management, Inc. is the general partner and investment manager, respectively. Dr. Rosenwald is the President and sole stockholder of Paramount Capital Asset Management, Inc. The principal amount of such loans was exchanged in December 1995 for $650,000 principal amount of new notes and warrants to purchase 325,000 shares of Common Stock (which warrants were exchanged automatically on the closing of the Company's initial public offering ("IPO") for Redeemable Class A Warrants to purchase 325,000 shares of Common Stock). The notes received by such stockholders were repaid at the closing of the IPO.

In March 1996, the Company borrowed an aggregate of $200,000 pursuant to promissory notes bearing interest at the rate of 10% per annum. Of such amount, Dr. Rosenwald provided $150,000, Scott A. Katzmann and Peter Kash each provided $18,750 and Harvey Goldman provided $12,500. Such notes were repaid at the closing of the IPO.

In May 1996, the Company borrowed $200,000 from Dr. Rosenwald pursuant to promissory notes bearing interest at the rate of 10% per annum, which were repaid at the closing of the IPO.

In July and August 1997, the Company borrowed an aggregate of $500,000 from the Aries Funds pursuant to a line of credit agreement (the "1997 Bridge Loan"). The 1997 Bridge Loan bears interest at the rate of 12% per annum and was repaid in August 1997. In connection with the1997 Bridge Loan, the Company issued to the Aries Funds warrants to purchase an aggregate of 100,000 shares of Common Stock at a per share exercise price equal to $1 5/16. Such warrants expire July 21, 2002 and contain certain antidilution and registration rights provisions. In connection with the Convertible Preferred Stock Private Placeement, in August 1997, the Aries Funds purchased 100,000 shares of Convertible Preferred Stock for $1,000,000.

Issuances of Securities to Executive Officers and Directors
-----------------------------------------------------------

From the period from inception to December 1995, the Company granted options to purchase an aggregate of 48,891 shares of Common Stock to executive officers and directors of the Company with exercise prices ranging from $ 13.55 to $20.53 per share. Such options were repriced in May 1996 to $4.40 per share.

In April 1996, the Company issued non-qualified stock options outside of the Employee Stock Option Plan, all of which are Escrow Options (defined herein), to Mr. Goldman, to purchase 50,000 shares of Common Stock. Such options have an exercise price of $4.40 per share and vest ratably over three years on an annual basis. Mr. Goldman was also granted options to purchase 40,000 shares of Common Stock in October 1996 at an exercise price of $4.40. All of Mr. Goldman's options have terminated.

On July 1, 1996, each director received an option to purchase 121 shares of Common Stock pursuant to an automatic grant under the Company's Stock Option Plan for Non-Employee Directors. Such options have an exercise price of $5.00 per share and are fully vested.

On October 11, 1996, Mr. Goldman and Mr. Pappas purchased 80,000 and 10,000 shares, respectively, of Common Stock for a purchase price of $.00025 per share, pursuant to restricted stock grant awards under the 1996 Employee Incentive Plan. Such shares vest in January 1998.

On October 15, 1996, the Board of Directors granted options to its non-employee directors pursuant to the Stock Option Plan for Non-Employee Directors to purchase an aggregate of 50,000 shares of Common Stock. Such options have an exercise price of $3.125 per share and are fully vested.

On July 1, 1997, Messrs. Hays and Hughes were granted incentive stock options to purchase 100,000 and 75,000 shares of Common Stock, respectively. Messrs. Hays and Hughes' stock options have an exercise price of $1.675 per share. Twenty percent (20%) of such options vested upon issuance and twenty percent (20%) vest on the first, second, third and fourth anniversary of the date of issuance.

On July 22, 1997, Messrs. Beck and Pappas were granted non-qualified stock options to purchase 300,000 and 20,000 shares, respectively, of Common Stock at an exercise price of $1.375. Mr. Beck's options vest twenty percent (20%) at issuance and twenty percent (20%) on the first, second, third and fourth anniversary of the date of issuance. Mr. Pappas' options were vested upon issuance.

On August 1, 1997, Mr. Amt was granted a non-qualified stock option to purchase 300,000 shares of Common Stock at an exercise price of $1.375. Mr. Amt's options vest twenty percent (20%) at issuance and twenty percent (20%) on the first, second, third and fourth anniversary of the date of issuance.

On August 6, 1997, Messrs. Gardner and Katzmann were each granted stock options to purchase 20,000 shares of Common Stock at an exercise price of $1.875 under the Stock Option Plan for Non-Employee Directors. Twenty percent (20%) of such options vested upon issuance and twenty percent (20%) vest on the first, second, third and fourth anniversary of the date of issuance.

In connection with the Convertible Preferred Stock Private Placement, on August 29, 1997, Mr. Fish purchased 20,000 shares of Convertible Preferred Stock for
$200,000, and on September 5, 1997, Mr. Beck purchased 10,000 shares of Convertible Preferred Stock for $100,000.

Board Designee and Other TFI Covenants
--------------------------------------

The Company, TFP III and TFVP V entered into a Series A Preferred Stock Purchase Agreement in May 1995 with respect to the Old Preferred Shares. The agreement, as amended in December 1995, provides that the Company will (i) use its best efforts to nominate a designee of TFI to the Board of Directors and (ii) sell shares of stock and grant options to employees, officers, directors and consultants only pursuant to Board approved plans and agreements containing three-year vesting provisions (except in the case of sales of stock or grants of options to new employees where the Board determines otherwise for valid business reasons). Such covenants terminate upon the earlier of (a) May 1999 and (b) such time as TFP III and TFVP V cease to hold approximately 18,270 shares of Common Stock in the aggregate. At September 30, 1997, TFP III and TFVP V collectively hold 276,727 shares of Common Stock, 31,500 shares of Convertible Preferred and warrants to purchase an additional 69,171 shares of Common Stock.

Escrow Securities
-----------------

In connection with the IPO, 740,559 shares of Common Stock (the "Escrow Shares") and options to purchase an aggregate of 71,923 shares of Common Stock (the "Escrow Options"), of which options to purchase 50,000 shares of Common Stock have been canceled, were deposited into escrow by the holders thereof. The Escrow Shares include shares held by Harvey Goldman (100,725) and Scott A. Katzmann (12,179 shares). The Escrow Securities are not assignable or transferable. The holders thereof have the power to vote the Escrow Shares while such shares are held in escrow. Holders of any options in escrow may exercise their options prior to their release from escrow; however, the shares issuable upon any such exercise will continue to be held in escrow as Escrow Shares. The Escrow Securities will be released from escrow, on a pro rata basis, if, and only if, one or more of the following conditions is/are met: (a) the Company's net income before provision for income taxes and exclusive of any extraordinary earnings or charges which would result from the release of the Escrow Securities (all as audited by the Company's independent public accountants) (the "Minimum Pretax Income") amounts to at least $4.7 million for the fiscal year ending June 30, 1998; (b) the Minimum Pretax Income amounts to at least $7.0 million for the fiscal year ending June 30, 1999; (c) the Minimum Pretax Income amounts to at least $9.3 million for the fiscal year ending June 30, 2000; (d) the Closing Price (as defined) of the Company Common Stock averages in excess of $11.25 per share for 60 consecutive business days during the 18-month period commencing on May 16, 1996; (e) the Closing Price of the Company Common Stock averages in excess of $15.00 per share for 60 consecutive business days during the 18-month period commencing 18 months from May 16, 1996; or (f) during the periods specified in (d) or (e) above, the Company is acquired by or merged into another entity in a transaction in which the value of the per share consideration received by the stockholders of the Company on the date of such transaction or at any time during the applicable period set forth in (d) or (e), respectively, equals or exceeds the applicable levels set forth in (d) or (e), respectively.

The Minimum Pretax Income amounts set forth above are those originally established at the time of the IPO. Such Minimum Pretax Income amounts will be increased as a result of the issuance of the Preferred Stock offered hereby.

The Minimum Pretax Income amounts shall (i) be calculated exclusive of any extraordinary earnings or any charges to income resulting from release of the Escrow Securities and (ii) be increased proportionately, with certain limitations, in the event additional shares of the Common Stock or securities convertible into, exchangeable for or exercisable into the Common Stock are issued. The Closing Price amounts set forth above are subject to adjustment in the event of any stock splits, reverse stock splits or other similar events.

Any money, securities, rights or property distributed in respect of the Escrow Securities, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution or total or partial liquidation of the Company, shall be held in escrow until release of the Escrow Securities. If none of the applicable Minimum Pretax Income or Closing Price levels set forth above have been met by October 15, 2000, the Escrow Securities, as well as any dividends or other distributions made with respect thereto, will be canceled and contributed to the capital of the Company. The Company expects that the release of any Escrow Securities to officers, directors, employees and consultants of the Company will be deemed compensatory and, accordingly, will result in a charge to reportable earnings, which would equal the fair market value of such shares on the date of release. Such charge could increase the loss or reduce or eliminate the Company's net income for financial reporting purposes for the period(s) during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a negative effect on the market price of the Company's securities.

The Minimum Pretax Income and Closing Price levels set forth above were determined by negotiation between the Company and D.H. Blair Investment Banking Corp., the underwriter of the IPO, and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.

                                   SIGNATURES

Pursuant to the requirement of Section 13 or 15 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                     CONVERSION TECHNOLOGIES INTERNATIONAL, INC.


Dated: October 28, 1997              /s/ William L. Amt
                                     -----------------------------
                                     William L. Amt
                                     President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

      SIGNATURE                          TITLE                       DATE
      ---------                          -----                       ----


/s/ William L. Amt              President, Chief Executive      October 28, 1997
---------------------------     Officer and Director
William L. Amt                  (principal executive officer)


/s/ John G. Murchie             Controller(principal            October 28, 1997
---------------------------     accounting officer)
John G. Murchie


                                Chairman of the Board           October __, 1997
---------------------------
Eckardt C. Beck


/s/ Peter H. Gardner            Director                        October 28, 1997
---------------------------
Peter H. Gardner


/s/ Alexander P. Haig           Director                        October 28, 1997
---------------------------
Alexander P. Haig


/s/ Scott A. Katzmann           Director                        October 28, 1997
---------------------------
Scott A. Katzmann


/s/Irwin M. Rosenthal           Director                        October 28, 1997
---------------------------
Irwin M. Rosenthal


/s/Douglas M. Costle            Director                        October 28, 1997
---------------------------
Douglas M. Costle


                                Director                        October __, 1997
---------------------------
Stephen D. Fish
                                      -17-